Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Hanover Direct, Inc	MWW Group
	Wayne P. Garten	Rich Tauberman
	Chief Executive Officer	Tel: (201) 507-9500
Tel: (201) 272-3406

HANOVER DIRECT ANNOUNCES CONCLUSION OF INDEPENDENT
INVESTIGATION REGARDING RESTATEMENTS, RESIGNATION OF CHIEF
FINANCIAL OFFICER

EDGEWATER, NJ, March 14, 2005 — Hanover Direct, Inc. (PINK SHEETS: HNVD) announced that the independent outside counsel appointed by the Audit Committee of the Board of Directors to investigate matters surrounding the previously disclosed restatements of the Company’s financial statements and other accounting-related matters had concluded its investigation and delivered its report to the Audit Committee. The Audit Committee, with the assistance of independent outside counsel, delivered its report to the Board of Directors. The Audit Committee, again with the assistance of independent outside counsel, is in the process of formulating recommendations to the Company and the Board of Directors concerning potential improvements in the Company’s internal controls and procedures for financial reporting, and the Board of Directors is committed to ensuring that such improvements are implemented in a timely manner.

     The Company is finishing the preparation of the restatements of its financial statements for the fiscal years ended December 25, 1999, December 30, 2000, December 29, 2001, December 28, 2002 and December 27, 2003 and the fiscal quarters ended March 29, 2003, June 28, 2003, September 27, 2003, March 27, 2004 and June 26, 2004. The Company is also completing its financial statements and Form 10-Q for the fiscal quarter ended September 25, 2004 and its financial statements and Form 10-K for the fiscal year ended December 25, 2004. The Company intends to work closely with its outside auditors to finalize these financial statements.

     At this time, the Company does not believe that it will be in a position to file its Form 10-K for the fiscal year ended December 25, 2004 on a timely basis. The Company intends to continue to cooperate with the SEC in connection with its informal inquiry concerning the Company’s financial results and financial reporting.

     Effective March 8, 2005, Charles E. Blue, the Company’s Chief Financial Officer, resigned. Wayne P. Garten, the Company’s Chief Executive Officer, was appointed as the Company’s acting Chief Financial Officer until a replacement Chief Financial Officer is appointed by the

Board of Directors. The Company anticipates that a new Chief Financial Officer will be appointed shortly.

About Hanover Direct, Inc.

     Hanover Direct, Inc. (PINK SHEETS: HNVD) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company’s catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Undergear and Scandia Down. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company’s third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company’s catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.